UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2016

SLM Student Loan Trust 2012-3
________________________________________
(Exact name of issuer as specified in its charter)

Navient Funding, LLC
(Exact name of Depositor as specified in its charter)

Navient Solutions, Inc.
(Exact name of Sponsor as specified in its charter)

Delaware	333-166301-07 333-166301	04-3480392 04-3480392 54-1843973
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification Number)

c/o Deutsche Bank Trust Company Delaware 60 Wall Street, 27th Floor Mailstop NYC 60 2720 New York, New York 10005
_________________________________ (Address of principal executive offices)

Issuer’s telephone number, including area code:	703-984-5858
Not Applicable
______________________________________________
 Former name or former address, if changed since last report
  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                  Submission of Matters to a Vote of Security Holders.

The consent of 100% of the holders of Class A Notes of the SLM Student Loan Trust 2012-3 (the “2012-3 Trust”) was solicited beginning March 1, 2016, in an effort to extend the Class A Maturity Date to the December 2055 Distribution Date, pursuant to a Supplemental Indenture No. 1A (the “Supplemental Indenture”) proposed to be entered into among the 2012-3 Trust, Deutsche Bank National Trust Company Americas, not in its individual capacity but solely as Eligible Lender Trustee, and Deutsche Bank National Trust Company, not in its individual capacity but solely as Indenture Trustee.
As of April 29, 2016, consents had been obtained from holders of Class A Notes representing 99.97% of the issued and outstanding Class A Notes (the “Consenting Noteholders”), and consents had not yet been received from holders of Class A Notes representing 0.03% of the issued and outstanding Class A Notes (the “Non-Consenting Noteholders”).  While consents ceased being actively solicited on April 20, 2016, the expiration date of the solicitation, the only effect of that date was to make the consents previously provided by the Consenting Noteholders revocable.  To date, no revocation of any consent previously provided by a Consenting Noteholder has been received.
As of April 29, 2016, it was determined that it was unlikely that any consents would be obtained from the Non-Consenting Noteholders, and that it was unlikely that the solicitation would result in the Supplemental Indenture being entered into or the Class A Maturity Date being extended to December 2055.  However, to the extent that in the future consents are received from all Non-Consenting Noteholders, the consents previously provided by the Consenting Noteholders have not been revoked, and such consents together represent 100% of the then-current holders of the Class A Notes, the Supplemental Indenture may still be entered into and the Class A Maturity date may still be extended to December 2055.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the issuing entity has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT STUDENT LOAN TRUST 2012-3
By: Navient Funding, LLC

Dated: May 3, 2016	By: /s/ Mark D. Rein
Name: Mark D. Rein
Title: Vice President